Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Waste Connections US, Inc.

Waste Connections US, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.   The present name of the Corporation is “Waste Connections US, Inc.” The Corporation was originally incorporated under the name “Waste Connections, Inc.” as stated in the original certificate of incorporation of the Corporation (“Original Certificate”) which was filed with the Secretary of State of the State of Delaware on September 9, 1997. The Original Certificate was last amended and restated in its entirety and filed with the Secretary of State of the State of Delaware on June 14, 2013. The name of the Corporation was changed to “Waste Connections US, Inc.” pursuant to a Certificate of Merger filed by the Corporation with the Secretary of State of the State of Delaware on June 1, 2016.

2.   This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.   The text of the previous Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

Article I

The name of the Corporation is Waste Connections US, Inc.

Article II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The Corporation's registered agent at that address is Corporation Service Company.

Article III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Article IV

The Corporation is to have perpetual existence.

Article V

The Corporation is authorized to issue 1,000 shares of common stock, $0.01 par value per share. Authority is hereby expressly granted to the Board of Directors of the Corporation from time to time to issue any authorized but unissued shares of common stock for such consideration and on such terms as it may determine.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal from time to time any or all of the Bylaws of the Corporation.

ARTICLE VII

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the Corporation.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Article VIII, nor the adoption of any provision of the Certificate of Incorporation or Bylaws of the Corporation or of any statute inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any acts or omissions occurring, or any causes of action, suits or claims that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE IX

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained herein, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law, and all rights, preferences, and privileges of whatsoever nature conferred upon stockholders, directors, or any other person whomsoever by or pursuant to the Certificate of Incorporation in its present form or as hereafter amended are granted, subject to the rights reserved in this Article IX.

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ARTICLE X

The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided in this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be an officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE XI

Meetings of stockholders may be held outside the State of Delaware, if the Bylaws of the Corporation so provide. The books of the Corporation may be kept (subject to any provision of law) outside of the State of Delaware. Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

[Signature page follows]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Ronald J. Mittelstaedt, its Chief Executive Officer and Chairman, on June 1, 2016, in The Woodlands, Texas.

Waste Connections US, Inc.

By:	/s/ Ronald J. Mittelstaedt
Name: Ronald J. Mittelstaedt
Title: Chief Executive Officer and Chairman